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                                                                 EXHIBIT (K) (I)



                           ADMINISTRATION AGREEMENT


                                 THE BLACKROCK
                               HIGH YIELD TRUST


                           ADMINISTRATION AGREEMENT

     ADMINISTRATION AGREEMENT, made as of the __day of December, 1998 by and among THE BLACKROCK HIGH YIELD TRUST, a Delaware business trust (the "Trust"), BlackRock Financial Management, Inc., a Delaware corporation ("BlackRock"), and Prudential Investments Fund Management LLC, a New York limited liability company ("PIFM", and together with BlackRock, the "Administrators").

                             W I T N E S S E T H:
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     WHEREAS, the Trust is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Administrators for certain administrative services, and the Administrators are willing to furnish such administrative services on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

     1. The Trust hereby appoints PIFM to provide the services set forth below, subject to the overall supervision of the Board of Trustees of the Trust for the period and on the terms set forth in this Agreement. PIFM hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth, for the compensation herein provided.

     2. Subject to the supervision of the Board of Trustees and officers of the Trust, PIFM shall provide facilities for meetings of the Board of Trustees and shareholders of the Trust and office facilities and personnel to assist the officers of the Trust in the performance of the following services:
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          (a)  Oversee the determination and publication of the Trust's net asset value in accordance with the Trust's policy as adopted from time to time by the Board of Trustees;

          (b) Oversee the maintenance by State Street Bank and Trust Company of certain books and records of the Trust as required under Rule 3la-l(b)(4) of the Act;

          (c) Prepare and file the Trust's federal, state and local income tax returns and any other required tax returns;

          (d) Review the appropriateness of and arrange for payment of the Trust's expenses;

          (e) Prepare for review and approval by officers of the Trust financial information for the Trust's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          (f) Prepare for review by an officer of the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

          (g) Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust's investment adviser, custodian, counsel or auditors;

          (h) Prepare such information and reports as may be required by any stock exchange or exchanges on which the Trust's shares are listed;

          (i) Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

          (j) Make such reports and recommendations to the Board concerning the performance and fees of the Trust's custodian, transfer and dividend disbursing agent as the Board may reasonably request or deems appropriate;

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          (k)  Oversee and review calculations of fees paid to any investment adviser, sub-investment adviser, registrar, transfer and dividend disbursement agent, accountants, counsel, the custodian and any other third party service provider to the Trust;

          (1) Consult with the Trust's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust;

          (m) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Trustees;

          (n) Assist the investment adviser in facilitating bank or other borrowings by the Trust;

          (o) Prepare such information and reports as may be required by any banks from which the Trust borrows funds;

          (p) Provide such assistance to the investment adviser, the custodian and the Trust's counsel and auditors as generally may be required to properly carry on the business and operations of the Trust; and

          (q) Respond to or refer to the Trust's officers or transfer agent, shareholder inquiries relating to the Trust.

     All services are to be furnished through the medium of any directors, officers or employees of PIFM as PIFM deems appropriate in order to fulfill its obligations hereunder.

     3. The Trust hereby appoints BlackRock to provide the services set forth below, subject to the overall supervision of the Board of Trustees of the Trust for the period and on the terms set forth in this Agreement. BlackRock hereby accepts such appointment and agrees during such period to render the services herein de scribed and to assume the obligations herein set forth, for the compensation herein provided.

          (a) Subject to the supervision and control of the Trust's Board of Trustees, BlackRock shall assist in supervising all aspects of the Trust's operations, other than (i) those investment advisory functions which are to be performed by the

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Trust's investment adviser pursuant to the Trust's Investment Advisory
Agreement, as amended from time to time, (ii) those services to be performed by the custodian pursuant to the Trust's Custodian Agreement, as amended from time to time, (iii) those services to be performed by the transfer agent pursuant to the Trust's Transfer Agency and Services Agreement, as amended from time to time, and (iv) those services to be provided by PIFM under the terms of this Agreement.

     All services are to be furnished through the medium of any directors, officers or employees of BlackRock as BlackRock deems appropriate in order to fulfill its obligations hereunder.

     Each party to this Agreement shall bear all its own expenses incurred in connection with this Agreement.

     4. The Trust will pay the Administrators a monthly fee, to be shared equally, at the annual rate of 0.10% of the Trust's average weekly value of the Trust's "Managed Assets." "Managed Assets" means the total assets of the Trust minus the sum of the Trust's accrued liabilities (other than the aggregate indebtedness constituting financial leverage).

     5. The Administrators assume no responsibility under this Agreement other than to render the services called for hereunder, and specifically assume no responsibilities for investment advice or the investment or reinvestment of the Trust's assets.

     6. The Administrators shall not be liable to the Trust for any action taken or omitted to be taken by the Administrators in connection with the performance of any of their duties or obligations under this Agreement, and the Trust shall indemnify the Administrators and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrators in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrators in connection with the performance of any of their duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrators against or entitle or be deemed to entitle the Administrators to indemnification in respect of any liability to the Trust or its security holders to which the Administrators would otherwise be

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subject by reason of their willful misfeasance, bad faith or gross negligence in the performance of their duties, or by reason of their reckless disregard of their duties and obligations under, this Agreement.

     7. This Agreement shall become effective as of the date on which the Trust's Registration Statement on Form N-2 shall be declared effective by the SEC and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by the Trust or either of the Administrators (without penalty) at any time upon not less than 60 days' prior written notice to the other parties hereto. Notwithstanding the foregoing, if an Administrator has terminated this Agreement by giving prior written notice to the other parties, the Trust and the non-terminating Administrator may mutually agree to continue this Agreement under the same terms and conditions as set forth herein.

     8. The services of the Administrators to the Trust hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrators to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrators shall be deemed to be independent contractors, unless otherwise expressly provided or authorized by this Agreement.

     9. During the term of this Agreement, the Trust agrees to furnish the Administrators at the respective principal offices of the Administrators prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Trust or the public that refer in any way to the Administrators. If the Administrators reasonably object in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Trust will modify such references in a manner reasonably satisfactory to the Administrators. In the event of termination of this Agreement, the Trust will continue to furnish to the Administrators copies of any of the above-mentioned materials that refer in any way to the Administrators. The Trust shall furnish or otherwise make available to the Administrators such other information relating to the business affairs of the Trust as the Administrators at any time, or from time to time, reasonably request in order to discharge their obligations hereunder.

     10. This Agreement may be amended by mutual written consent of the parties to this Agreement.

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     11.  Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to PIFM at 3 Gateway Center, Newark, NJ 07102,
Attention: Treasurer, (2) to BlackRock Financial Management, Inc. at 345 Park Avenue, New York, New York 10154, Attention: Chairman or (3) to the Trust at 345 Park Avenue, New York, New York 10154, Attention: President.

     12. This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship among the Trust, BlackRock and PIFM as the administrators. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings among the parties hereto unless otherwise expressly provided herein.

     13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the Act. In the case of any conflict the Act shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above writ ten.

                                        THE BLACKROCK HIGH
                                        YIELD TRUST

                                        By______________________________
                                          Title:

                                        PRUDENTIAL INVESTMENTS
                                         FUND MANAGEMENT LLC
                                        By______________________________
                                          Title:

                                        BLACKROCK FINANCIAL
                                        MANAGEMENT, INC.
                                        By_____________________________
                                          Title:

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